Exhibit 99.1

February 20, 2014

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Attention: David J. Paterson and Peter H. Kesser

Gentlemen:

Re:	Exchange Offers and Consent Solicitations

Reference is made to that certain Agreement and Plan of Merger (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and conditions, the “Merger Agreement”), dated as of January 3, 2014, by and among Verso Paper Corp. (“Verso”), Verso Merger Sub Inc. and NewPage Holdings Inc. (“NewPage”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Merger Agreement.

I write in response to Verso’s request that NewPage waive, or failing such waiver, amend the condition to closing in the Merger Agreement that Verso shall have consummated the Exchange Offer and Consent Solicitations (the “Exchange Offer Condition”).

As you are aware, the NewPage board, in deciding to recommend the merger to its stockholders, gave great weight to the deleveraging nature of the transaction and the debt reduction to be achieved by the Exchange Offers and Consent Solicitations, and this remains a fundamental element of the transaction from NewPage’s perspective. We do not consent to Verso’s request for a waiver or amendment, and you should not assume that we will waive the Exchange Offer Condition or that we will provide any flexibility whatsoever with respect to debt reduction in the future. If Verso is unable to satisfy the Exchange Offer Condition, we will reevaluate the merger and consider all our options.

Respectfully yours,

/s/ Mark A. Angelson

Mark A. Angelson

Chairman

cc:	Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10019

Telecopy: (212) 515-3288

Attention: Scott Kleinman and General Counsel

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telecopy: (212) 446-6460

Attention: Taurie M. Zeitzer and Joshua Kogan

NewPage Corporation

8540 Gander Creek Drive | Miamisburg, OH 45342 | T 877 855 7243

www.NewPageCorp.com